Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Reports Fourth Quarter 2007 Sales Results

Clifton, NJ — January 23, 2008 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported total net sales of $962.9 million for the fourth quarter of 2007, a 0.6% increase over the same quarter in 2006.  This increase in net sales resulted from the opening of four new stores, partially offset by a comparable store sales decline of 1.0% for the quarter.  During the holiday shopping season between November 23, 2007 (i.e. Black Friday) and December 29, 2007, the Company generated comparable store sales growth of +0.9%.  As other retailers have reported in connection with their holiday season results, the Company’s gross margins in the fourth quarter were pressured by a highly promotional sales environment.  The Company expects to announce Adjusted EBITDA and other earnings information later this quarter under its customary timetable.

The Company ended the quarter with an asset-based revolver balance of $205.9 million, letters of credit outstanding of $53.0 million and excess availability under its revolving credit facility of $302.9 million, which was available without restriction.

Linens ‘n Things, with 2006 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of December 29, 2007, Linens ‘n Things operated 589 stores in 47 states and seven provinces across the United States and Canada.  More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.